Exhibit 99.1
THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
Oklahoma City, Oklahoma 73112	Herb Mee, Jr., President
(405) 842-2333 OTCB13: BRCO

THE BEARD COMPANY

REPORTS CONVERSION OF 2008 NOTES

FOR IMMEDIATE RELEASE: Monday, August 25, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCB13:BRCO) today reported that on August 22, 2008 it notified the holders of its outstanding $46,000 of Series A 12% Convertible Subordinated Notes due August 30, 2008 and its outstanding $512,000 of Series B 12% Convertible Subordinated Notes due November 30, 2008 that they must convert their notes by September 22, 2008.

The Notes had a Conversion Price of $1.00 per share. Accordingly, holders of the Notes will receive 558,000 shares of the Company’s common stock which closed in trading on the OTC Bulletin Board on Friday at $2.20 per share. At the conclusion of the conversion, our total outstanding common shares will increase to 7,169,569.

Herb Mee, Jr., President, stated: “We feel that the Forced Conversion of these Notes is a very positive step for both the Note holders and the Company. We will add $558,000 to our equity following the conversion. At the same time, without expending any cash to retire the Notes, we will add an equivalent amount to our working capital by eliminating this current maturity, and will reduce our future interest expense. The former holders of the Notes will benefit significantly since the shares they will receive are worth more than twice what they paid for them and are in a stronger company due to the improvement that will be reflected in our balance sheet and financial ratios.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Fax Number (405) 842-9901	Email: hmee@beardco.com